Exhibit 5.1

December 20, 2021

CarParts.com, Inc.
2050 W. 190th Street
Torrance, California 90504

Re:          Registration Statement on Form S-3 (File No. 333-240467)

Ladies and Gentlemen:

We have acted as counsel to CarParts.com, Inc. a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), dated December 20, 2021, to the Prospectus, dated August 11, 2020 included in the Registration Statement on Form S-3 (File No. 333-240467) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to $50 million of shares of common stock, par value $0.001 per share of the Company (the “Shares”), pursuant to an Equity Offering Sales Agreement (the “Sales Agreement”), dated December 20, 2021 by and between the Company and D.A. Davidson & Co.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration therefor specified in the Sales Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP